Exhibit 99.1

MERCK LOGO			News Release
Media Contact:	Amy Rose (908) 423-6537	Investor Contact:	Eva Boratto (908) 423-5185

Leslie A. “Les” Brun Elected to Merck Board of Directors

WHITEHOUSE STATION, N.J., July 15, 2008 – Merck & Co., Inc. today announced that Leslie A. “Les” Brun, 55, chairman and chief executive officer of SARR Group, LLC, a diversified investment holding company, will join the Company’s board of directors effective July 22. With his election, Mr. Brun will become one of 13 independent directors on the board. The addition expands the Merck board to 14 members. Mr. Brun will stand for election by the Company’s stockholders in April 2009.

“Les brings a broad range of business and financial experience and we look forward to working with him on the board,” said Richard T. Clark, chairman, president and chief executive officer of Merck.

In 1991, Mr. Brun founded Hamilton Lane Advisors Inc., an independent investment management company. Prior to that role, he was a managing director at Fidelity Bank in Philadelphia where he founded the investment banking group.

Mr. Brun is currently the non-executive chairman of the board of directors of Automatic Data Processing, Inc. (ADP), a role he has held since 2007. He has been a member of ADP’s board since 2003, and he previously served as chair of the company’s Nominating and Corporate Governance Committee. Mr. Brun also serves on the boards of Philadelphia Media Holdings, LLC and Broadridge Financial Solutions, Inc.

Mr. Brun is a member of the Council on Foreign Relations, a trustee of the University at Buffalo Foundation, Inc, and a trustee of The Episcopal Academy in Philadelphia. He also served as chairman of the U. S. Small Business Administration’s S.B.I.C. Advisory Council and as a member of the Committee for the Reinvention of the S.B.A.

Mr. Brun earned a bachelor’s degree from The State University of New York at Buffalo.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck currently discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

# # #